Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

— NEWS RELEASE —

CALGON CARBON TO RESTATE FINANCIALS

PITTSBURGH, PA – March 27, 2006 – Calgon Carbon Corporation (CCC:NYSE) announced today that on March 21, 2006, its management and Audit Committee concluded that the company should restate its unaudited financial statements for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005. The company’s management and Audit Committee discussed this conclusion with the company’s independent registered accounting firm, Deloitte & Touche LLP. The company will file amended Form 10-Qs for the quarters listed above that will include the effects of the restatement.

The decision to restate the financial statements resulted from the recent completion of the previously announced investigation by the company’s Audit Committee related to invoices for certain legal services. The investigation identified invoices totaling $1.4 million that were not recorded as expenses in a timely manner. The investigation also determined that the problem was limited to the legal department and, specifically, the general counsel’s failure to process the invoices. As a result, the general counsel is no longer employed by the company.

The effect of the restatement (in millions except per-share amounts) on net income (loss) and net income (loss) per diluted common share is as follows:

	As Reported	As Restated	As Reported	As Restated
Quarter Ended	Net income (loss)	Net income (loss)	Net income (loss) per diluted common share	Net income (loss) per diluted common share
3/31/05	$(2.8)	$(3.4)	$(0.07)	$(0.09)
6/30/05	$2.6	$2.0	$0.07	$0.05
9/30/05	$(0.7)	$(0.4)	$(0.02)	$(0.01)

Cumulative Year-to-Date Results

	As Reported	As Restated	As Reported	As Restated
	Net income (loss)	Net income (loss)	Net income (loss) per diluted common share	Net income (loss) per diluted common share
3/31/05	$(2.8)	$(3.4)	$(0.07)	$(0.09)
6/30/05	$(0.2)	$(1.4)	$—	$(0.04)
9/30/05	$(0.09)	$(1.8)	$(0.02)	$(0.04)

Commenting on the announcement, John S. Stanik, Calgon Carbon’s president and chief executive officer, said, “We will report our restated financial statements as quickly as possible. With respect to the issue of the legal invoices, I am confident that the investigation was thorough and that the conclusions are valid. Corrective actions have already been taken in accordance with our ongoing commitment to the highest level of financial reporting standards.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 900 people at 15 operating facilities and 25 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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Contact: Gail Gerono at 412 787-6795